AMERICA FIRST APARTMENT INVESTORS, INC ANNOUNCES AN AGREEMENT TO SELL ST. ANDREWS AT WESTWOOD

Omaha, Neb., September 7, 2005 — America First Apartment Investors, Inc. (NASDAQ: APRO) (the “Company”), a multifamily real estate investment trust, today announced the execution of an agreement to sell St. Andrews at Westwood, a 259 unit complex located in Orlando, Florida for $33 million. “We are pleased with the agreement reached to sell this property,” stated Jack Cassidy, President and CEO. “While this property has performed well, we were compelled to take advantage of the current real estate market in Florida and most specifically, the historically high pricing levels being offered by condominium converters. Upon closing we expect to recognize a gain of approximately $20 million.” The Company expects the sale to close in the fourth quarter of 2005.

As stated previously to the extent possible the Company will defer the taxable gain relating to this sale. However, The Company will continue to employ a prudent, disciplined approach toward property acquisitions and will not compromise its acquisition strategy or standards simply to ensure a deferral of the taxable gain.

Given the pricing levels being paid by condominium converters for apartment communities in Florida, the Company is reviewing the possibility of divesting of another property within its Florida portfolio.

The Company also announced the completion of the acquisition of The Reserve at Wescott Plantation, a 192 unit complex and approximately nine acres of land available for future development located in Summerville, South Carolina, a suburb of Charleston, for a total of $17.4 million. The Company believes the dynamics of the Charleston market possess excellent prospects for future growth. Constructed in 2004, this apartment community is situated within a new, highly attractive subdivision of primarily single family homes and resides across the street from a recently completed 27 hole golf course. The Reserve at Wescott also benefits from being located within a desirable school district.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located throughout the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.